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EVEREST TAX CREDIT INVESTORS, LLC
199 S. Los Robles Ave., Suite 440
Pasadena, CA  91101

CONTACT:  Chris  Davis or Stacey  McClain  of Everest  Properties  II, LLC
          (626)585-5920

FOR IMMEDIATE RELEASE


     PASADENA, CALIFORNIA, June 15, 1998 - Everest Tax Credit Investors, LLC today announced that it has extended the expiration date of its outstanding tender offer for limited partnership interests in WNC California Housing Tax Credits, L.P. The expiration date for the tender offer has been extended to 6:00 p.m., New York City time, on Thursday, June 18, 1998. The offer was previously scheduled to expire at 12:00 Midnight on Monday, June 15, 1998.

     Everest reported that the number of limited partnership interests tendered pursuant to the offer would not be available to Everest until the offer expires and the general partner confirms to Everest the interests owned by limited partners that tendered under the offer.

     For  further  information,  please  contact  Everest  Properties  at  (800)
611-4613.